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                                                                      EXHIBIT 11

                DONALDSON, LUFKIN & JENRETTE, INC. & SUBSIDIARIES

                     Computation of Basic Earnings Per Share
                    (In thousands, except per share amounts)

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                                                                     Three Months Ended
                                                                         March 31,
                                                                    2000             1999
                                                                    ----             ----
DLJ COMMON STOCK

Weighted Average Common Shares:
   Average Common Shares Outstanding ..................           126,850           123,837
   Average Restricted Stock Units Outstanding .........               158               158
                                                                 --------          --------

Weighted Average Common Shares Outstanding ............           127,008           123,995
                                                                 ========          ========

Earnings:
    Net Income ........................................          $245,200          $121,650
     Less: Preferred Stock Dividend Requirement .......             5,289             5,289
         Earnings Applicable to Common Shares-DLJdirect             2,437                --
                                                                 --------          --------

Earnings Applicable to Common Shares ..................          $237,474          $116,361
                                                                 ========          ========


Basic Earnings Per Common Share .......................          $   1.87          $   0.94
                                                                 ========          ========

DLJDIRECT COMMON STOCK

Weighted Average Common Shares:
    Average Common Shares Outstanding .................            18,400
                                                                 ========

Earnings Applicable to Common Shares ..................          $  2,437
                                                                 ========

Basic Earnings Per Common Share .......................          $   0.13
                                                                 ========
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